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                                      EXHIBIT 11

                         Amerin Corporation and Subsidiaries
                   Statement of Computation of Per Share Net Income

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                                                               Three months ended         Six months ended
                                                                    June 30,                   June 30,
                                                               1997         1996           1997        1996
                                                               ----         ----           ----        ----
                                                                   (in thousands, except per share amounts)
Net income ............................................     $  9,715      $  6,711     $  18,384    $  12,385
                                                            --------      --------     ---------    ---------
Average shares outstanding.............................       26,114        26,026        26,100       26,018
Common stock equivalents from dilutive stock
options, based on the treasury stock method using average
market price ..........................................          344           319           316          327
                                                            --------      --------     ---------    ---------
    Total shares -- primary basis......................       26,458        26,345        26,416       26,345

Additional common stock equivalents from dilutive stock
options, based on the treasury stock method using closing
market price, if higher than average market price......           49            17            33            9
                                                            --------      --------     ---------    ---------
    Total shares -- fully diluted......................       26,507        26,362        26,449       26,354
                                                            --------      --------     ---------    ---------
                                                            --------      --------     ---------    ---------

Net income per share -- primary..........................   $   0.37      $   0.25     $    0.70    $    0.47
                                                            --------      --------     ---------    ---------
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Net income per share -- fully diluted....................   $  0.37       $   0.25     $    0.70    $    0.47
                                                            --------      --------     ---------    ---------
                                                            --------      --------     ---------    ---------

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